Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-142418 on Form S-3 of our reports dated March 1, 2007, relating to the financial statements and financial statement schedules of Weingarten Realty Investors and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas

May 8, 2007